American Corporate Enterprises, Inc.

123 W. Nye Lane Suite 129
Carson City, NV

PAID 06/30/2022

Invoice

DATE	INVOICE #
6/30/2022	61727

BILL TO
Frank J. Hariton, Esq. 1065 Dobbs Ferry Road White Plains NY 10607

DESCRIPTION	AMOUNT
Courier fee, Expedite Livento Group, Inc.- Amendment to Designation PAID WITH VISA...6882	35.00
We appreciate your business!	**Total** $35.00

Phone #	Fax #
(888) 274-1130	(775) 884-9383

BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for
Commercial Recordings

STATE OF NEVADA

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings & Notary Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

American Corporate Enterprises, Inc.
123 West Nye Ln Ste 129
Carson City, NV 89706, USA

Work Order #: W2022063002109
June 30, 2022
Receipt Version: 1

Special Handling Instructions:

Submitter ID: 18

Charges

Description	Fee Description	Filing Number	Filing Date/Time	Filing Status	Qty	Price	Amount
Amended Certification of Stock Designation After Issuance of Class/Series	Fees	20222437419	6/30/2022 10:52:00 AM	Approved	1	$175.00	$175.00
Amended Certification of Stock Designation After Issuance of Class/Series	Expedite Fee	20222437419	6/30/2022 10:52:00 AM	Approved	1	$125.00	$125.00
Total							$300.00

Payments

Type	Description	Payment Status	Amount
Credit Card	65662079966968656O3020	Success	$300.00
Total			$300.00

Credit Balance: $0.00

American Corporate Enterprises, Inc.
123 West Nye Ln Ste 129
Carson City, NV 89706, USA

Filed in the Office of	Business Number E0523602013-3
Barbara K. Cegavske	Filing Number 20222437419
Secretary of State State Of Nevada	Filed On 6/30/2022 10:52:00 AM
	Number of Pages 5

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

Certificate of Designation

Certificate of Amendment to Designation - Before Issuance of Class or Series

× Certificate of Amendment to Designation - After Issuance of Class or Series

Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Livento Group, Inc. Entity or Nevada Business Identification Number (NVID): NV20131635936
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series C Preferred Stock
5. Amendment of class or series of stock:	Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. × Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* See attached sheets
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Date: 06/29/2022 Signature of Officer

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATIONS, POWERS,
PREFERENCES AND RIGHTS
OF
SERIES C CONVERTIBLE PREFERRED STOCK
LIVENTO GROUP, INC.

Pursuant to Section 78.1955 of the Nevada Revised Statutes, the undersigned, David Stybr, being the Chief Executive Officer of Livento Group, Inc. (the "**Corporation**"), a corporation organized and existing under the Nevada Revised Statutes ("NRS"), DOES HEREBY CERTIFY that the following resolution was duly adopted by majority vote of the Board of Directors of the (corporation (the "**Board of Directors**"):

RESOLVED, that, pursuant to the authority expressly granted to and vested in Board of Directors by the provisions of the Corporation's Amended Articles of Incorporation (the "**Articles**"), the Board of Directors hereby creates a series of preferred stock of this Corporation, which Series C Convertible Preferred Stock (a) shall be designated "Series C Convertible Preferred Stock" (the "**Series C Convertible Preferred Stock**"), (b) shall have a par value equal to .0001, (c) shall consist of Ten Million (10,000,000) authorized shares, and (d) shall have the following powers, designations, preferences and relative, participating, optional and other rights, qualifications, limitations, or restrictions (in addition to those provisions set forth in the Articles which are applicable to the Series C Preferred Stock):

1. "**Conversion Rate**" shall mean One Hundred (100) shares of Common Stock for each for each one (1) Preferred Stock share converted, subject to adjustments for Recapitalizations with the exception of a one or more reverse stock splits of the Common Stock which shall result in no adjustment to the Conversion Rate.

2. "**Rank**" So long as any shares of Series C Preferred Stock are outstanding, the Board of Directors shall not designate other shares of preferred stock having dividend, liquidation, conversion rate, or other preferences superior or equal to the rights of holders of the Series C Preferred Stock. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series C Preferred Stock shall be required for any change to the Corporation's Amended Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series C Preferred Stock.

3. "**Liquidation Preferences**" in the event of a liquidation or winding up of the Corporation, holders of the Series C Preferred Stock shall be entitled to receive the Stated Value per share of Series C Preferred Stock then outstanding in preference before any payment shall be made to the holders of the Series A Preferred stock, any other series of preferred stock or the Common Stock.

4. "**Dividends**" The holders of outstanding shares of Series C Preferred Stock shall be entitled to receive Distributions payable on the Company's Common Stock, when, as and only if declared by the Board of Directors, as if the Preferred Stock has been fully Converted into shares of the Company's Common Stock on such Distribution Date, without regard to the Beneficial Ownership Limitation. Provided however, that in the even of a Distribution payable by the Company in shares of Common Stock either by way of a stock dividend, forward split or similar transaction (each a "**Stock Dividend**"), such Stock Dividend shall only result in a modification of the Conversion Rate, and not require the Holders be issued any shares of Common Stock or other property in connection with such Stock Dividend.

5. Conversion.

(a) Voluntary Conversion Each share of Series C Convertible Preferred Stock shall be convertible at any time and from time to time after the Issuance Date at the option of the holder, in whole or in part. The holder shall affect conversions by delivering to the Corporation a Notice of Conversion, the form of which is attached hereto as Annex A (each, a "**Notice of Conversion**"), specifying therein the number of shares of Series C Preferred Stock to be converted and the date on

which such conversion shall be affected (such date, the "**Conversion Date**"). If no Conversion Date is specified in a Notice of Conversion, the conversion date shall be the date that such Notice of Conversion is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The holder and the Corporation shall maintain records showing the number of shares of Series C Convertible Preferred Stock so converted and the date of such conversion(s). The Corporation may not deliver any objection to any Notice of Conversion. In the event of any dispute or discrepancy, the records of the holder shall be controlling and determinative in the absence of manifest error.

(b) Mechanics of Conversion.

(i) Delivery of Conversion Shares Upon Conversion. Not later than three (3) Trading Days after each Conversion Date (the "**Share Delivery Date**"), the Corporation shall deliver, or cause to be delivered, to the holder a certificate representing the Conversion Shares. The certificate representing the number of Conversion Shares being acquired upon the conversion of shares of Series C Convertible Preferred Stock if issued prior to the six (6) month anniversary of the Issuance Date shall bear the restrictive legend set forth on Annex B hereto or if issued on or after the six (6) month anniversary of the Issuance Date, shall be free of restrictive legends and trading restrictions. On or after the six (6) month anniversary of the Issuance Date, the Corporation shall deliver any Conversion Shares required to be delivered by the Corporation hereunder electronically through the Depository Trust Company or another established clearing corporation performing similar functions. If such Conversion Shares are not delivered to or as directed by the applicable holder by the Share Delivery Date, the holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Corporation shall promptly return to the holder any original certificate representing shares of Series C Preferred Stock so delivered to the Corporation and the holder shall promptly return it the Corporation the Conversion Shares issued to such holder pursuant to the rescinded Notice of Conversion.

(ii) Obligation Absolute; Partial Liquidated Damages. The Corporation's obligations to issue and deliver the Conversion Shares upon conversion of shares of Series C Convertible Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the holder to enforce the same, and waver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the holder or any other person of any obligation to the Corporation or any violation or alleged violation of law by the holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the holder in connection with the issuance of such Conversion Shares. In the event the holder of Series C Convertible Preferred Stock shall elect to convert any or all of the outstanding shares, the Corporation may not refuse conversion based on any claim that the holder or anyone associated or affiliated with the holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court on notice to holder, restraining and or enjoining conversion of all or part of such shares of Series C Convertible Preferred Stock shall have been sought and obtained. In the absence of such injunction the Corporation shall issue Conversion Shares or, if applicable, cash, upon properly noticed conversion. If the Corporation fails for any reason to deliver to the holder such Conversion Shares by the Share delivery date, the Corporation shall pay to the holder, in cash, as liquidated damages and not as a penalty, $1 for each share of Series C Convertible Preferred Stock for which the Corporation fails to deliver Conversion Shares for each Trading Day after such Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. Nothing herein shall limit the holder's right to pursue actual damages for the Corporations failure to deliver Conversion Shares within the period specified herein and the holder shall have the right to pursue all remedies available hereunder, at law of in equity including, without limitation, a decree of specific performance and/or injunctive relief.

(d) Reservation of Shares Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of the issuance upon conversion of the Series C Convertible Preferred stock, free from preemptive rights or any other actual contingent purchase rights of persons other than the holder (and the other holders of Series C Convertible Preferred stock), not less than such aggregate number of shares of the common stock as shall be issuable upon the conversion of the then outstanding shares of Series C Convertible Preferred Stock.

(e) Fractional Shares No fractional shares shall be issued upon conversion of shares of Series C Convertible Preferred Stock. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(f) Transfer Taxes and Expenses The issuance of Conversion Shares on conversion shall be made without charge to the holder hereof for any documentary stamp or similar taxes that may be payable in respect to the issue and delivery of such Conversion Shares. The Corporation shall pay all transfer agent fees and all other fees and costs required for same day processing of any Notice of Conversion.

(i) Opinion of Counsel In the event of a conversion of the Series C Convertible Preferred Stock by the holder prior to the six (6) month anniversary of the Issuance Date, the holder shall be entitled to use counsel of its choosing for the delivery of any and all opinions to the Corporation's transfer agent for the resale of the Conversion Shares and/or the removal of any restrictive legend in accordance with the provisions of the Securities Act of 1933, as amended, and the Corporation shall instruct its transfer agent to fully and timely cooperate with the holder's counsel as long as the Corporation reasonably believes all applicable rules and conditions have been satisfied. The holder shall be responsible for the fees and costs of its counsel.

(j) Limitation on Conversions In no event shall any Holder of Series C Preferred Stock be entitled to convert any shares of Series C Preferred Stock to Common Stock in excess of number of shares of Series C Preferred Stock if upon conversion the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted shares of Series C Preferred Stock or the unexercised or unconverted portion of any other security of the Company subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the shares of Series C Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Regulations 13D-G thereunder.

6. **Redemption** The shares of Series C Convertible Preferred Stock are not redeemable by the Corporation, except in the event that the holder exercises its conversion rights under section 5(a), above, for less than of the shares of Series C convertible Preferred Stock owned by the holder. In such an event, the Corporation shall have the right to redeem said remaining shares of Series C convertible Preferred Stock owned by the holder for the Stated Value of the said shares, to be paid in cash or cash equivalent.

7. **Voting Rights** The shares of Series C Convertible Preferred Stock shall have no voting rights except as may be specifically provided for in the NRS.

8. **Transferability** The Holder shall be entitled to transfer all or any portion of the shares of Series C Convertible Preferred Stock held by it without consent of the Corporation.

9. **Fundamental Transaction** In case the corporation shall at any time prior to the conversion of the shares of Series C Convertible Stock consolidate or merge with any other corporation or transfer all of substantially all of its assets to any other corporation, entity or individual preparatory to dissolution, and unless the definitive agreement for such transaction shall otherwise provide, then the Corporation shall, as a condition precedent to such transaction, cause effective provision to be made so that the holders of shares of the Series C Convertible Preferred Stock was convertible immediately prior to such transaction; and, in any such case, appropriate provisions of the designations, rights and preferences shall thereafter be applicable (as nearly as may be practicable) with respect to any shares, evidences of indebtedness, or other securities or assets thereafter deliverable upon conversion of the shares of Series C Convertible Preferred Stock.

David Stybr, CEO

ANNEX A

NOTICE OF CONVERSION

The undersigned holder elects to convert __ shares of Series C Convertible Preferred Stock of Livento Group, Inc, a Nevada Corporation (the "Company"), into shares of common stock (the "Common Stock") of the Company according to the designations, rights and preferences of the Series C Convertible Preferred Stock as follows:

Date of Conversion

No. of Shares of Series C Convertible Preferred Stock being Converted

Conversion Rate

No. of Shares of Common Stock Being Issued

Name of Holder

Signature of Holder

DWAC Instructions

Broker No.

Account No.